Exhibit 10.1

Execution Version

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”), dated as of this 29th day of November, 2016 (the “Effective Date”), is made and entered into by and between GMR MESA, LLC, a Delaware limited liability company (“Purchaser”), and HR ACQUISITION I CORPORATION, a Maryland corporation (“Seller”).

RECITALS:

A.           WHEREAS, Seller owns the Real Property (as defined in Recital B below), which is located at 5652 East Baseline Road, Mesa, Arizona 85206.

B.           WHEREAS, the parties desire to enter into this Agreement pursuant to which Purchaser will purchase, accept and assume from Seller, and Seller will sell, convey, transfer and assign to Purchaser, the following, hereinafter collectively referred to as the “Assets” or the “Facility”:

(i)          Seller’s good and valid fee simple title and all other rights, title and interest of Seller in and to the parcel(s) of real property on which the Improvements (as defined below) are located, such real property being more particularly described on Exhibit A attached hereto (the “Real Property”);

(ii)         Seller’s fee simple title in and to all buildings, structures, facilities, amenities, driveways, walkways, parking lots and other improvements located on the Real Property (collectively, the “Improvements”);

(iii)        all right, title and interest of Seller in and to any alleys, strips or gores adjoining the Real Property, any easements, rights of way or other interests in, on, under or to, any land, highway, street, road or right of way, open or proposed, in, under, across, abutting or benefiting the Real Property, and any pending or future action for condemnation, eminent domain or similar proceeding, or for any damage to the Real Property by reason of a change of grade thereof, and all other accessions, appurtenant rights, and privileges of Seller in and to the Real Property and the Improvements;

(iv)        all fixtures owned by Seller located on the Real Property and used in connection with the Improvements, if any (the “Personal Property); and

(v)         all licenses, permits and warranties benefiting the Real Property, Improvements or Fixtures that are held in Seller’s name, if any.

C.           WHEREAS, the Facility is currently leased to HealthSouth Mesa Rehabilitation Hospital, LLC, a Delaware limited liability company (“Lessee”), pursuant to a Lease Agreement, dated as of October 20, 2009 (the “Facility Lease”).

NOW, THEREFORE, in consideration of the recitals, and of the mutual agreements, representations, warranties, conditions and covenants herein contained, the parties hereto agree as follows:

ARTICLE I.

PURCHASE AND SALE

1.1           Transfer of Assets. For and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are herein acknowledged, and subject to the terms and conditions herein provided, Seller shall convey, transfer and assign the Assets to Purchaser.

1.2          Closing.

(a)          Unless this Agreement shall have been terminated pursuant to an express right to terminate as herein provided, the closing hereunder (the “Closing”) shall occur on or before 2:00 p.m. CT on December 20, 2016 (the “Closing Date”). The Closing will be effective for accounting purposes as of 12:01:01 a.m. on the Closing Date such that the Closing Date will be a day of income and expense to Purchaser.

(b)          On the Closing Date, all documents and other materials required from Seller under Section 9.1(b) (collectively, the “Seller Documents”) and from Purchaser under Section 9.1(c) (collectively, the “Purchaser Documents”) in order to effectuate the consummation of the Closing shall be delivered to the offices of Escrow Agent, or at such other date, time and place as both parties may reasonably agree taking into account the relative location of any lenders. Notwithstanding the foregoing, (i) Seller may deliver all of the Seller Documents required hereunder to the Title Company (as defined in Section 1.7(c) below), as escrow agent (“Escrow Agent”) or Purchaser’s counsel on or before the Closing Date (to hold in escrow in accordance with customary conveyancing practices subject to the consummation of the Closing) by overnight courier, and (ii) Purchaser may deliver all of the Purchaser Documents required hereunder to Escrow Agent on or before the Closing Date (to hold in escrow in accordance with customary conveyancing practices subject to the consummation of the Closing) by overnight courier.

1.3           Purchase Price. The purchase price (the “Purchase Price”) for the Assets shall be Twenty-two Million, Three Hundred Fifty Thousand and No/100 Dollars ($22,350,000.00), subject to the prorations and further adjustments as provided for in this Agreement. At the Closing, the Purchase Price shall be paid as in cash, subject to the prorations and further adjustments as provided for in this Agreement, by wire transfer of immediately available federal funds to Escrow Agent (“Cash Proceeds”).

1.4           Deposit. Within three (3) business days following the Effective Date Purchaser will deposit the sum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) (the “Initial Deposit”) with the Title Company as provided herein (such amount together with the Additional Deposit, as defined in Section 1.7(b), are herein referred to as the “Deposit”). At Closing, the Deposit shall be applied to the Purchase Price.

1.5          Payment of Purchase Price. At Closing, Purchaser shall pay the Purchase Price, adjusted for any prorations, credits and additions for the benefit of Purchaser or Seller as specified in this Agreement, as set forth in Section 1.3 hereof.

1.6          No Assumed Liabilities. Except as set forth in this Agreement or in any document executed by the Purchaser at the Closing, Purchaser shall NOT assume any liabilities or obligations of Seller whatsoever, fixed or contingent, and prior to, on and after the Closing Date, Seller shall retain and discharge in the ordinary course all liabilities and obligations of Seller. Except for the Facility Lease, Purchaser shall not assume any contracts, equipment leases or leases, and Seller shall remain fully liable for all obligations thereon. There shall be no adjustment between Purchaser and Seller of taxes, assessments, water charges, utilities, receivables or rents, if any, premiums on existing insurance policies, if any, or any other items relating to the Assets, it being understood by the parties that Lessee, as Lessee under the Facility Lease, shall be obligated to pay the same under the terms thereof (such Facility Lease being an absolute net lease in which Lessee is responsible for all costs thereunder).

1.7          Due Diligence Period.

(a)          Seller and Purchaser entered into that certain Early Access Agreement, dated as of November 2, 2016 (the “EA Agreement”) pursuant to which Seller has afforded the Purchaser with the opportunity to begin its due diligence investigations of the Facility and has delivered to the Purchaser the Property Documents (as defined in the EA Agreement and as herein so called). Purchaser may supplement its original request for Property Documents as Purchaser deems appropriate, and, to the extent Seller has possession or control of such supplemental items, Seller, at no additional cost to Seller, shall provide the supplemental items to Purchaser within five (5) days after written request by Purchaser. Purchaser does hereby indemnify and hold Seller harmless from all costs, expenses, damages, claims and fees, including reasonable attorney’s fees, which occur or arise due to Purchaser’s due diligence hereunder.

(b)          For the period (the “Due Diligence Period”) commencing on the Effective Date and continuing until 6:00 p.m. CT on Thursday, December 8, 2016, Purchaser shall have the right to terminate this Agreement by written notice to Seller in the event Purchaser, in Purchaser’s sole discretion, is not satisfied with the Assets for any reason, which reason need not be specified in such notice, provided that such notice is delivered (in accordance with the provisions of this Agreement) to Seller on or before 6:00 p.m. CT on the last day of the Due Diligence Period. If such notice of termination is so delivered on or before 6:00 p.m. CT on the last day of the Due Diligence Period, then this Agreement shall terminate, the Deposit shall be refunded to Purchaser, Purchaser shall provide Seller a copy of all third party reports obtained by Purchaser during the Due Diligence Period (without any representation as to the accuracy thereof), and the parties shall thereafter be released from all further duties and obligations under this Agreement. If this Agreement is not terminated as set forth in this Section 1.7 or as otherwise provided herein, then this Agreement shall remain in full force and effect, the Purchaser shall deposit an additional Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) (the “Additional Deposit”) with the Title Company, and the Deposit shall become non-refundable, except as otherwise provided herein.

(c)          Survey. Purchaser, at Purchaser’s option, shall use commercially reasonable efforts to obtain, prior to the expiration of the Due Diligence Period, an updated real property survey for the Facility (the “Survey”). Notwithstanding the foregoing, Purchaser shall not have the right to object to any matters created or consented to in separate written consent by Purchaser, all of which shall be deemed to be Permitted Exceptions (as defined in Section 1.7(d) below).

(d)          Upon mutual execution of this Agreement, Seller shall deliver a copy of this executed Agreement to Fidelity National Title Insurance Company (the “Title Company”), c/o Melodie T. Rochelle, 5516 Falmouth St., Suite 200, Richmond, VA 23230, whom Seller has already instructed, prior to the execution of this Agreement, to cause title to the Facility to be examined and to deliver copies of its Title Report to Seller and Purchaser. The Title Report shall contain a commitment by the Title Company to issue to Purchaser a title insurance policy on an extended coverage ALTA Owner’s form, in form and substance reasonably acceptable to Purchaser (the “Title Policy”) insuring the valid fee simple title to the Facility. On or before the expiration of the Due Diligence Period, Purchaser may furnish to Seller and Title Company a writing (the “Title Objection Notice”) specifying any defect, matter or exception to title to the Facility which is unacceptable to Purchaser, in its sole discretion, including any so-called pre-printed or standard exceptions (collectively, the “Objectionable Title Exceptions”). Seller shall have ten (10) business days after receipt of the Title Objection Notice to notify Purchaser as to whether Seller will cure or remove at its cost each of the Objectionable Title Exceptions (“Seller’s Reply Notice”) at or prior to the Closing. In the event that Seller states in Seller’s Reply Notice that it is unable or unwilling to cure all Objectionable Title Exceptions or if Seller fails to deliver any Seller’s Reply Notice, then Purchaser may either (i) terminate this Agreement by delivering written notice thereof to Seller and the Title Company on or before the later of the expiration of the Due Diligence Period or five (5) Business Days following the due date of Seller’s Reply Notice in which event Purchaser shall be immediately refunded the Earnest Money Deposit, or (ii) waive its objections as to any Objectionable Title Exceptions that Seller did not agree to cure or remove and proceed to Closing under the terms and conditions herein. Any exceptions to title set forth in the Title Report that are not included in the Title Objection Notice, together with any Objectionable Title Exceptions expressly waived by Purchaser pursuant to this Section, are herein called the “Permitted Exceptions”; provided, however, that exceptions for ad valorem taxes that are not yet due and payable, liens for any labor or materials and parties in possession, other than Lessee, shall not be Permitted Exceptions irrespective of whether Purchaser objects to same unless and only to the extent that such obligation is waived in writing by Purchaser. If Purchaser elects not to terminate this Agreement as set forth above in this Section, then, Purchaser shall again have the right to object to any new exceptions to or defects in or other matters affecting the Facility, other than the Permitted Exceptions, shown on any updated or amended Title Report within the same time periods as set forth above for the initial Title Report. If Seller fails to agree to cure or remove all such additional items objected to then Purchaser shall again have the right to terminate this Agreement and be reimbursed the Earnest Money Deposit or waive the objection. The time periods for objecting to, responding to and curing or removing the additional exceptions, defects or other matters and for terminating this Agreement with respect to each amended or updated Title Report shall be the same as those set forth above in this Section with respect to the initial Title Report commencing with the date Purchaser receives the updated or amended Title Report, and, if necessary, the Closing Date shall be extended for such purposes. Any termination notice delivered by Purchaser under this Section may be delivered to Seller and Title Company via email transmission with a copy via facsimile to the e-mail address(es) and fax number(s) for Seller set forth in Article XI and to the e-mail address and fax number for Title Company set forth in the Title Report. Notwithstanding anything to the contrary set forth herein, the failure of Purchaser to object to any matter reflected in the Title Commitment or Survey prior to the expiration of the Due Diligence Period shall cause such matter to become a Permitted Encumbrance; provided, however, Seller shall be unconditionally obligated to pay any outstanding indebtedness evidenced by, and cause the release of any lien, mortgage, deed of trust, deed to secure debt, security agreement, judgment, tax lien or other encumbrance affecting the Assets and capable of being released through or as a result of the payment of money (collectively, "Monetary Encumbrances") irrespective of whether Purchaser objects to same unless and only to the extent that such obligation is not waived in writing by Purchaser.

(e)          Seller and Purchaser hereby confirm and agree that the EA Agreement terminated as of the Effective Date and neither party has any continuing or surviving obligations thereunder except for the Purchaser’s obligations with the privacy and confidentiality of Lessee’s patients at the Facility.

1.8           Effect of Termination of Related Contracts. In the event either or both of the Related Contracts (as defined below) shall have been terminated for any reason other than as a result of an Allowable Termination Event (as defined below), this Agreement shall terminate automatically. As used herein, the term “Related Contracts” shall mean (A) the Purchase Agreement, dated as of even date herewith, between Seller’s affiliate, HR Acquisition of Pennsylvania, Inc., a Pennsylvania corporation (“HR Pennsylvania”), and Purchaser’s affiliate, GMR Altoona, LLC, a Delaware limited liability company, for the purchase and sale of the real property and related improvements located at 2005 Valley View Boulevard, Altoona, Pennsylvania 16602 and (B) the Purchase Agreement, dated as of even date herewith, among Seller’s affiliates, HR Pennsylvania and Pennsylvania HRT, Inc., a Pennsylvania corporation, and Purchaser’s affiliate, GMR Mechanicsburg, LLC, a Delaware limited liability company, for the purchase and sale of the real property and related improvements located at 175 Lancaster Blvd, Mechanicsburg, Pennsylvania. As used herein, the term “Allowable Termination Event” shall mean (i) the termination of either of the Related Contracts as a result of the exercise by HealthSouth Corporation of its right of first refusal for the purchase real property and related improvements covered thereby, (ii) the termination of either of the Related Contracts or this Agreement as a result of the failure of the conditions set forth in Article VII of any of said agreements, or (iii) the termination of either of the Related Contract or this Agreement pursuant to Section 10.6 of any of said agreements.

1.9           Effect of Termination of this Agreement. Notwithstanding anything contained in this Agreement or the Related Contracts to the contrary, in the event this Agreement shall have been terminated pursuant to an express right to terminate as herein provided other than as a result of an Allowable Termination Event, the Related Contracts shall be deemed to have been automatically terminated.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF SELLER

2.1           Representations. Seller makes the following representations and warranties as may be limited by Section 2.2, all of which are true and correct in all material respects as of the date hereof and which shall survive the Closing for a period of three months: (i) Seller is a corporation duly formed and in good standing under the laws of the State of Maryland, and has the full right and authority to enter into this Agreement and to consummate the sale transaction contemplated herein; (ii) the person(s) executing this Agreement on behalf of Seller have all requisite authority and has been duly authorized to bind Seller; (iii) to Seller’s knowledge, there are no lawsuits or other proceedings pending or threatened against Seller or regarding ownership, use or possession of the Facility or any portion thereof; (iv) to Seller’s knowledge, there are no unpaid bills or claims in connection with the construction of or any repairs to the Facility occurring or arising by, through or under Seller; (v) Seller is not a “foreign person” within the meaning of Section 1445 and 7701 of the Internal Revenue Code and the regulations relating thereto; (vi) to Seller’s knowledge, the execution and delivery of this Agreement and performance by Seller (including the consummation of the purchase and sale contemplated hereby) will not conflict with or result in a violation of, or breach of, or constitute a default under, any law, regulation, statute or ordinance or any judgment, decree, writ, injunction or order of any governmental authority (collectively, "Applicable Laws") or any of the terms, conditions or provisions of any judgment, decree, loan agreement, bond, note, resolution, indenture, mortgage, deed of trust or other agreement or instrument to which it is a party and which affects the Facility; (vii) except for the rights of Lessee under the Facility Lease, no person has any oral or written lease, leasehold estate, possessory right, license or option to lease or purchase the Facility and there are no parties in possession of any portion of the Facility as lessees, tenants, tenants at sufferance, permittees or trespassers other than the Lessee; (viii) to Seller’s knowledge, Seller has not received any written notice of any uncorrected violation of (A) any Applicable Law or (B) any restrictive covenant applicable to the Facility; (ix) to Seller’s knowledge, Seller has not received any written notice of any pending rezoning or land use action affecting the Facility, (x) to Seller’s knowledge, Seller has not received any written notice of any condemnation or eminent domain proceeding or the threat of same; (xi) Seller has provided Purchaser true and complete copies of the Facility Lease; (xii) to Seller’s knowledge, the Facility Lease is in full force and effect; (xiii) to Seller’s Knowledge, all rents due on or before the Effective Date under the Facility Lease have been timely paid; (xiv) to Seller’s knowledge, Seller has not given any written notice of any Event of Default (as defined in the Facility Lease); (xv) to Seller’s knowledge, Seller is not in default of any material obligation of Seller as lessor under the Facility Lease; (xvi) to Seller’s knowledge, Lessee is not in default of any of its material obligations under the Facility Lease; (xvii) to Seller’s knowledge, Seller has not received any written notice that there exists any occurrence, event, condition or act which, upon the giving of notice or the lapse of time or both, would become a material default by Lessee under the Facility Lease; and (xviii) Seller has not entered into any contracts or agreements with respect to the Facility Lease that remain in effect other than the Facility Lease.

2.2           Limitation of Representations and Acknowledgement of Purchaser. Each representation or warranty made by Seller in this Agreement shall be, to the extent not already specified, deemed made to the actual knowledge, as of the date hereof, of C. Burney Dawkins, Vice President – Acquisitions and Dispositions, without independent inquiry. Purchaser acknowledges that Seller does not maintain an agent or employee at the Facility and Mr. Dawkins has no knowledge of the day-to-day management of the Facility.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated herein, Purchaser represents and warrants the following, each of which warranties and representations is material to and is relied upon by Seller:

3.1           Corporate Organization; Etc. Purchaser is a corporation duly organized and validly existing under the laws of the State of Maryland with full power and authority to own assets and to carry on its business as it is now being conducted.

3.2           Authorization, Binding Effect. If Purchaser does not terminate prior to expiration of Due Diligence Period, the consummation of the transactions contemplated herein will have been duly authorized and approved by all necessary corporate action of Purchaser and Purchaser will have the full and unrestricted right, power and authority to execute, deliver and perform this Agreement and to consummate the transactions and perform all obligations contemplated hereby and in all agreements, instruments and documents being or to be executed and delivered by Purchaser in connection with such transactions. This Agreement and each such other agreement, instrument and document, upon due execution and delivery by Purchaser, will constitute the legal, valid, and binding obligation of Purchaser, enforceable in accordance with its terms.

3.3           No Violation. Except for the approval of this transaction by Purchaser’s board of directors during the Due Diligence Period, Purchaser is not subject to or obligated under any certificate of incorporation, bylaw, law, or rule or regulation of any Governmental Authority, or any agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree which would be in any material respect breached or violated by the execution, delivery or performance of this Agreement.

3.4           Truth of Warranties, Representations, and Statements. All of the statements, representations, and warranties made by Purchaser in this Agreement are true and accurate in every material respect.

3.5           Changes in Representations and Warranties. Throughout the period from the Effective Date through and including the Closing Date, Seller shall give Purchaser prompt written notice of any representation and warranty made by Seller in this Agreement which becomes materially inaccurate or incorrect, to the extent Seller obtains knowledge of such inaccuracy or incorrectness.

ARTICLE IV.

COVENANTS OF SELLER

4.1           General Covenants. Until the Closing, Seller shall: (i) not sell or otherwise dispose of any items of Personal Property, if any, unless replaced with an item of like value, quality and utility; (ii) not enter into any material contract, agreement or other arrangement relating to the operation, maintenance or servicing of the Facility, except for those entered into in the ordinary course of business and which are canceled upon Closing; (iii) cause to be maintained in full force and effect the liability and fire and casualty insurance as required by the Facility Lease; (iv) timely perform all its obligations under the Facility Lease and not enter into any new leases or lease amendments to the Facility Lease; (v) not cause or permit any claims, liens, mortgages, deeds of trust, encumbrances, easements, reservations or restrictions or any other matters to arise or be imposed upon the Facility in Seller’s name; (vi) not undertake or permit any replacements or alterations of the use of the Facility or create any obligation for repairs and maintenance undertaken except in the ordinary course of business or in accordance with the terms of the Facility Lease; (vii) maintain in full force and effect all permits, certificates, licenses and governmental approvals pertaining to the occupancy, use or operation of the Facility that are in Seller’s name, if any; (viii) not violate any Applicable Laws; and (ix) not, directly or indirectly through any officer, director, employee, agent or otherwise, solicit, initiate or encourage submission of proposals or offers from any person relating to any acquisition of all or any portion of the Assets.

4.2           Confidentiality. Seller will use its commercially reasonable efforts to keep confidential all information relating to the terms of this Agreement and all information relating to Purchaser (other than information that is a matter of public knowledge or that has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority or disclosed pursuant to Applicable Law, order, subpoena or demand of any governmental authority (including any disclosure deemed necessary or advisable by Seller’s parent company pursuant to applicable securities laws or otherwise on account of such parent being a publicly traded entity) or as is necessary to be disclosed to lessors, lenders, governmental authorities, Seller and Seller’s employees and third parties in order to consummate this transaction).

ARTICLE V.

COVENANTS OF PURCHASER

Purchaser covenants and agrees with Seller that:

5.1           Compliance with Laws. Purchaser shall comply in all material respects with all Applicable Laws Purchaser is required to comply with in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

5.2           Changes in Representations and Warranties. Throughout the period from the Effective Date through and including the Closing Date, Purchaser shall give Seller prompt written notice of any representation and warranty made by Purchaser in this Agreement which becomes materially inaccurate or incorrect, to the extent Purchaser obtains knowledge of such inaccuracy or incorrectness.

ARTICLE VI.

AS-IS SALE

6.1           Limited Indemnification by Seller. Seller unconditionally and irrevocably indemnifies, protects and agrees to defend and hold harmless Purchaser from and against any and all loss, cost or expense, including reasonable attorneys’ fees up to, but not in excess of $500,000.00 in the aggregate, arising from the material breach of any representation or warranty of Seller contained in Section 2.1 above. The foregoing indemnification shall survive the Closing Date for a period of nine months.

6.2           Seller’s Disclaimers. Except for the representations and warranties in Section 2.1 above, Purchaser expressly acknowledges that the Facility is being sold and accepted AS-IS, WHERE-IS, and Seller makes no representations or warranties with respect to the physical condition or any other aspect of the Facility, including, without limitation, (i) the structural integrity of any of the Improvements, (ii) the manner, construction, condition, and state of repair or lack of repair of any of the Improvements, (iii) the conformity of the Improvements to any plans or specifications for the Facility, including but not limited to any plans and specifications that may have been or which may be provided to Purchaser, (iv) the conformity of the Facility to past, current or future applicable zoning or building code requirements or the compliance with any other laws, rules, ordinances, or regulations of any government or other body, (v) the financial earning capacity or history or expense history of the operation of the Facility, (vi) the nature and extent of any right-of-way, lease, possession, lien, encumbrance, license, reservation, condition, or otherwise, (vii) the existence of soil instability, past soil repairs, soil additions or conditions of soil fill, susceptibility to landslides, sufficiency of undershoring, sufficiency of drainage, (viii) whether the Facility is located wholly or partially in a flood plain or a flood hazard boundary or similar area, (ix) the existence or non-existence of asbestos, underground or above ground storage tanks, hazardous waste or other toxic or hazardous materials of any kind or any other environmental condition or whether the Facility is in compliance with applicable laws, rules and regulations, (x) the Facility’s investment potential or resale at any future date, at a profit or otherwise, (xi) any tax consequences of ownership of the Facility or (xii) any other matter whatsoever affecting the stability, integrity, other condition or status of the land or any buildings or other Improvements situated on all or part of the Facility (collectively, the “Property Conditions”), except for warranties and representations expressly set forth in Section 2.1 above and in any of the closing documents to be delivered by Seller as set forth herein. EXCEPT FOR THE REPRESENTATIONS OF SELLER EXPRESSLY SET FORTH IN SECTION 2.1 ABOVE, PURCHASER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY AND ALL ACTUAL OR POTENTIAL RIGHTS PURCHASER MIGHT HAVE REGARDING ANY FORM OF WARRANTY, EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO ANY WARRANTY OF CONDITION, HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE relating to the Facility, its Improvements or the Property Conditions, such waiver being absolute, complete, total and unlimited in any way.

6.3           Seller’s Disclaimers for Review Items. If and to the extent that Seller delivers documents, reports (including any environmental reports) or other writings concerning the Facility, including the Property Documents (collectively, the “Review Items”), to Purchaser, all such Review Items shall be delivered without any representation or warranty as to the completeness or accuracy of the data or information contained therein, and all such Review Items are furnished to Purchaser solely as a courtesy, and Seller has neither verified the accuracy of any statements or other information therein contained, the method used to compile such information nor the qualifications of the persons preparing such information. The Review Items are provided on an AS-IS-WHERE-IS BASIS, AND PURCHASER EXPRESSLY ACKNOWLEDGES THAT SELLER MAKES NO REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF CONDITION, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE AS TO THE REVIEW ITEMS. Without Seller’s prior written consent, Purchaser: (i) shall not divulge to any third party any of the Review Items except in accordance with Section 6.2(ii) and shall not use the Review Items in Purchaser’s business prior to the Closing, except in connection with the evaluation of the acquisition of the Facility; (ii) shall ensure that the Review Items are disclosed only to such of Purchaser’s officers, directors, employees, consultants, investors, attorneys, advisors and lenders, as have actual need for the information in evaluating the Facility; (iii) shall act diligently to prevent any further disclosure of the information; and (iv) shall, if the Closing does not occur, promptly return to Seller (without keeping copies) all Review Items.

6.4           Purchaser’s Waivers and Obligations. After the Closing, Purchaser shall be solely responsible for any and all continued ownership, maintenance, management and repair of the Facility, Property Conditions, and all other aspects of the Facility, whether the same shall be existing as of the Closing Date or not. Except as expressly provided herein, to the fullest extent permitted by law, Purchaser hereby waives any and all rights and benefits which it now has, or in the future may have, conferred upon it by virtue of any applicable state, federal, or local law, rule, or regulation as a result of any alleged inaccuracy or incompleteness of the information or the purchase of the Facility, including, without limitation, any environmental law, rule, or regulation whether federal, state or local, including, without limitation, the Comprehensive Response, Compensation and Liability Act of 1980 (42 U.S.C. §§9601 et seq.) as amended by the Superfund Amendments and Reauthorization Act of 1986, and any analogous federal or state laws. With respect to Purchaser’s waiver of the above, the Purchaser represents and warrants to Seller that: (a) Purchaser is not in a significantly disparate bargaining position; (b) Purchaser is represented by legal counsel in connection with the sale contemplated by this Agreement and (c) Purchaser is knowledgeable and experienced in the purchase, operation, ownership, refurbishing and sale of commercial real estate, and is fully able to evaluate the merits and risks of this transaction. As part of the provisions of this Section, but not as a limitation thereon, Purchaser hereby agrees, represents and warrants that the matters released herein are not limited to matters which are known or disclosed. In this connection, to the extent permitted by law, Purchaser hereby agrees, represents, and warrants that it realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are presently unknown, unanticipated and unsuspected, and Purchaser further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Purchaser nevertheless hereby intends to release, discharge and acquit Seller from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which might in any way be included in the waivers and matters released as set forth in this Section above.

6.5           Confidentiality. Prior to Closing, Purchaser will use its commercially reasonable efforts to keep confidential all information relating to the terms of this Agreement, all information relating to Seller, and all financial statements, drawings, designs, customer and supplier lists by Purchaser (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority or disclosed pursuant to Applicable Law, order, subpoena or demand of any governmental authority (including any disclosure deemed necessary or advisable by Purchaser’s parent company pursuant to applicable securities laws or otherwise on account of such parent being a publicly traded entity) or as is necessary to be disclosed to lessors, lenders, governmental authorities, Purchaser and Purchaser’s employees and third parties in order to consummate this transaction).

6.6           Survival. Notwithstanding anything herein to the contrary, all of the terms and provisions of this Article VI shall survive the Closing or a termination of this Agreement for a period of nine months.

ARTICLE VII.

CONDITIONS TO THE OBLIGATIONS OF PURCHASER

The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment of the following conditions on or before the Closing: (i) Seller’s representations and warranties made in Article II shall be true and correct in all material respects as of the Closing as if such representations and warranties had been made on the date of the Closing; (ii) Seller shall have performed in all material respects all covenants and obligations and complied in all material respects with all conditions set forth in this Agreement to be performed or complied with by it on or before the Closing; (iii) no action or proceeding before a court of any other governmental agency or body shall have been instituted or threatened which would restrain or prohibit the transactions contemplated by this Agreement; (iv) the Facility shall not have suffered material damage or destruction to an extent that would allow the Lessee the right to terminate the Facility Lease pursuant to the terms thereof; (v) Seller shall not have received any notice of any condemnation or eminent domain proceeding that would allow the Lessee the right to terminate the Facility Lease pursuant to the terms thereof; (vi) Seller shall have delivered into the Closing escrow its countersigned copies of the Seller Documents; and (vii) and Closing shall occur contemporaneously with the closing under each of the Related Contracts except for any Related Contract that shall have been terminated as a result of an Allowable Termination Event.

ARTICLE VIII.

CONDITIONS TO THE OBLIGATIONS OF SELLER

The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment of the following conditions on or before the Closing: (i) Purchaser’s representations and warranties made in Article III shall be true and correct in all material respects as of the Closing as if such representations and warranties had been made on the date of the Closing; (ii) Purchaser shall have performed in all material respects all covenants and obligations and complied in all material respects with all conditions set forth in this Agreement to be performed or complied with by it on or before the Closing; (iii) no action or proceeding before a court of any other governmental agency or body shall have been instituted or threatened which would restrain or prohibit the transactions contemplated by this Agreement; (iv) Closing shall occur contemporaneously with the closing under each of the Related Contracts except for any Related Contract that shall have been terminated as a result of an Allowable Termination Event; and (v) the Purchaser shall have delivered into the Closing escrow its countersigned copies of the Purchaser Documents.

ARTICLE IX.

CLOSING

9.1          Possession and Closing Documents.

(a)          Possession. Possession of all Assets sold hereunder shall be delivered to Purchaser on the Closing Date, subject to the Facility Lease and the Permitted Exceptions.

(b)          Closing Documents. Seller shall deliver to Purchaser on the Closing Date:

(i)          A duly executed special warranty deed in the form attached hereto as Exhibit B conveying the Real Property and Improvements to Purchaser, free and clear of all encumbrances other than the Permitted Encumbrances (the "Deed");

(ii)         A duly executed Bill of Sale for any Personal Property in the form attached hereto as Exhibit C;

(iii)        A duly executed assignment and assumption of the Facility Lease, in the form attached as Exhibit D;

(iv)        A duly executed estoppel certificate with respect to the Facility Lease in a form reasonably acceptable to Lessee and Purchaser;

(v)         Such additional bills of sale, certificates of title and other appropriate instruments of assignment and conveyance, in form mutually but reasonably satisfactory to Purchaser and Seller, dated as of the Closing, conveying all title to the Assets, free and clear of all liens, liabilities, security interests or encumbrances except as otherwise permitted herein;

(vi)        Evidence of the authority of Seller to execute and deliver the Seller Documents in order to effectuate the Closing;

(vii)       Duly executed owner’s affidavit in the form attached hereto as Exhibit E, which is attached hereto and incorporated herein by reference;

(viii)      A closing statement setting forth in reasonable detail the financial transactions contemplated by this Agreement, including, without limitation, the Purchase Price, all prorations, and the allocation of costs specified herein ("Closing Statement"), duly executed by Seller;

(ix)         A duly executed bring-down certificate reaffirming that the representations and warranties of Seller are true and correct as of the Closing Date;

(x)          A duly executed certificate and affidavit of non-foreign status; and

(xi)         Any other documents reasonably required by the Title Company.

(c)          Purchaser shall deliver to Seller or cause to be delivered to Seller on the Closing Date, in addition to the Deposit set forth in Section 1.4 above, the following:

(i)          The duly executed Assignment of Lease;

(ii)         The Closing Statement; and

(iii)        Any other documents reasonably required by the Title Company.

9.2          Closing Adjustments. The following shall be apportioned with respect to the Facility as of the Closing Date, as if Purchaser were vested with title to the Facility during the entire day upon which Closing occurs:

(a)          All rents and other sums (the "Rents") due under the Facility Lease for the month of Closing shall be prorated as of the Closing Date. If the Rents have not been paid for the current month as of the Closing Date (the "Closing Month Rents"), the prorated amount of the Closing Month Rents that would be due Seller had the Lessee paid such amount for such month shall be paid to Seller at Closing by Purchaser, and Purchaser shall be responsible for collecting the Closing Month Rents from the Lessee.

(b)          Purchaser hereby acknowledges that it has had or will have the opportunity to review the Facility Lease. Under the Facility Lease, Lessee is responsible for all costs as it is an absolute net lease. Therefore there will be no prorations of expenses payable by Lessee under the Facility Lease except rent as prorated in subparagraph 9.2(a) above.

9.3          Closing Costs. Each party shall pay its respective attorney’s fees. Seller shall pay (a) one-half of any escrow or closing charges of the Title Company and title exam fees, (b) the basic premium for the Title Policy in the amount of the Purchase Price (c) all costs (including recording costs) to payoff and release any Monetary Encumbrance, and (d) any brokerage fees associated with this transaction that are owed by the Seller. Purchaser shall pay (a) one-half of any escrow or closing charges of the Title Company and title exam fees, (b) the cost of all title endorsements required by Purchaser, (c) any recording fees associated the recording of the Deed or the Assignment of Lease, (d) all grantor’s tax or other similar transfer taxes; and (e) all costs associated with the inspections and investigations conducted by Purchaser or its agents or representatives during the Due Diligence Period.

ARTICLE X.

DEFAULT; REMEDIES

10.1        Purchaser’s Default. If at any time Purchaser is in default of any representation, warranty or covenant of Purchaser under this Agreement in any material respect, and Seller gives notice of such default to Purchaser ("Seller’s Notice") then Purchaser will have a period expiring on the tenth (10th) Business Day after the date of Seller’s Notice ("Purchaser’s Cure Period"), to (i) correct or cure Purchaser’s default or (ii) if the Due Diligence Period has not expired, to terminate this Agreement by notice to Seller, whereupon the Deposit shall be returned to Purchaser and neither party shall have any further rights, duties or obligations hereunder except as expressly survive the termination hereof.

10.2        Default Cured. If Purchaser does not elect to terminate during the Due Diligence Period, and Purchaser’s default is corrected or cured within Purchaser’s Cure Period, the parties shall proceed to Closing as herein provided, with the Closing Date being extended by not more than fourteen (14) days to accommodate any delay resulting from such default.

10.3         Default Not Cured. If Purchaser does not elect to terminate during the Due Diligence Period, and Purchaser does not cure its default within the Purchaser’s Cure Period, then, provided no default by Seller then exists and provided that Seller has not elected to waive such default, this Agreement shall terminate and the parties shall be released and discharged of and from all further obligations and liabilities under this Agreement, and the Deposit shall be paid to Seller as Seller’s sole and exclusive liquidated damages and in full and complete settlement and liquidation of all damages sustained by Seller, it being acknowledged by Seller and Purchaser that the amount of damages incurred by Seller as a result of Purchaser’s default would be substantial but difficult, if not impossible, to ascertain and that such liquidated damages represent the parties’ best estimate of the damages Seller will incur as a result of such default. Seller shall not be entitled to exercise any other rights, powers or remedies at law or in equity, other than its right to receive the Deposit pursuant hereto, and Seller hereby expressly and irrevocably waives all such other rights, powers and remedies and hereby covenants not to sue.

10.4        Seller’s Default. If Seller is in default of any representation, warranty or covenant of Seller under this Agreement in any material respect and Purchaser gives notice of such default to Seller ("Purchaser’s Notice"), then Seller will have a period expiring on the tenth (10th)

Business Day after the date of Purchaser’s Notice ("Seller’s Cure Period"), to correct or cure Seller’s default.

10.5         Default Cured. If Seller’s default is corrected or cured within Seller’s Cure Period, the parties shall proceed to Closing as herein provided, with the Closing Date being extended by not more than fourteen (14) days to accommodate any delay resulting from such default.

10.6        Default Not Cured. If Seller does not cure its default within the Seller’s Cure Period then, upon notice to Seller, Purchaser may elect to either (i) proceed to Closing, in which case all rights to object to an event of default shall be waived by Purchaser; or (ii) terminate this Agreement. If Purchaser elects to terminate this Agreement under subsection (ii) above, then (A) the Deposit shall be retained by Purchaser; and (B) Purchaser shall not be entitled to pursue any action for damages against Seller for any cause whatsoever.

ARTICLE XI.

MISCELLANEOUS PROVISIONS

11.1       Amendment and Modification. This Agreement may be amended, modified and supplemented only by written agreement of all the parties with respect to any of the terms contained herein.

11.2         Waiver of Compliance; Consent. Any failure of Seller, on the one hand, or Purchaser, on the other hand, to comply with any obligation, covenant, agreement or condition may be waived in writing by the other party, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section.

11.3        Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be personally delivered, or sent by facsimile transmission (provided a copy is thereafter promptly mailed as hereinafter provided), or sent by overnight commercial delivery service (provided a receipt is available with respect to such delivery), or mailed by first-class registered or certified mail, return receipt requested, postage prepaid (and shall be effective when received, if sent by personal delivery or by facsimile transmission or by overnight delivery service, or on the third (3rd) day after mailing, if mailed):

If to Seller, to:

HR ACQUISITION I CORPORATION

3310 West End Avenue, Suite 700

Nashville, Tennessee 37203

Attention: C. Burney Dawkins AND

General Counsel

Fax No.:615-269-8260

E-mail: bdawkins@healthcarerealty.com AND

jbryant@healthcarerealty.com

with copies to (which shall not constitute notice):

Sirote & Permutt, P.C.

2311 Highland Avenue South

Birmingham, Alabama 35205

Attention: Tom Ansley

Fax No.: 205-212-3808

E-mail: tansley@sirote.com

If to Purchaser, to:

c/o Global Medical REIT, Inc.

4800 Montgomery Lane, Suite 450

Bethesda, Maryland 20814

Fax: 202-380-0891

Email: AlfonzoL@GlobalMedicalREIT.com

with a copy to (which shall not constitute notice):

Bradley Arant Boult Cummings LLP

1600 Division Street, Suite 700

Nashville, TN 37203

Attn: Ann Peldo Cargile

Fax: 615-252-2373

Email: acargile@bradley.com

or to such other person or address as any party shall furnish to the other parties in writing pursuant to this Section. Notwithstanding the foregoing, Purchaser shall be permitted in connection with the exercise of its rights to terminate this Agreement or to give title, survey or environmental objections on or before the expiration of the Due Diligence Period to send any such termination or objection notice via electronic mail which shall constitute effective delivery for purposes hereof.

11.4         Brokers and Finders; Expenses. Except for Seller’s retention of Jones Lang LaSalle, whose compensation shall be the sole obligation and responsibility of Seller, the parties hereto represent and warrant to each other that none of them has retained any broker or finder in connection with this transaction. Seller on the one hand, and Purchaser, on the other, each agrees to indemnify the other for any losses incurred with respect to a breach of this Section. Except as otherwise provided herein, each party hereto shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

11.5         Attorney’s Fees. In the event any proceeding or suit is brought to enforce this Agreement, the prevailing party shall be entitled to all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by such party in connection with any action, suit or proceeding to enforce the other’s obligations under this Agreement.

11.6         Assignment. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and permitted assigns.

Purchaser may assign its rights under the Agreement, at the Closing, to an affiliate that controls Purchaser or is controlled by Purchaser or is under common control with Purchaser, including joint venture entities in which Purchaser or its affiliates share control with third parties, without the prior written consent of Seller (each such assignee a "Purchaser’s Permitted Assignee"). Other than the foregoing, neither Purchaser nor Seller may assign this Agreement without first obtaining the other party’s written consent, which may be withheld in such other party’s sole discretion. Upon an assignment by Purchaser of its rights under the Agreement in accordance with this Section, Purchaser’s Permitted Assignee(s) shall be deemed to be the Purchaser hereunder and shall be the beneficiary of all of Seller’s warranties, representations and covenants in favor of Purchaser under this Agreement.

11.7         Governing Law. This Agreement shall be governed by the laws of the State or Commonwealth where the Facility is located as to, including, but not limited to, matters of validity, construction, effect and performance but exclusive of its conflicts of law’s provisions.

11.8         Business Day. If the date for the giving of notice or performance of any duty or obligation hereunder falls on a day that is not a business day, such date shall be automatically extended to the next Business Day. As used herein, a "business day" means any day other than a Saturday, Sunday or any other day on which banks are authorized to be closed in Nashville, Tennessee.

11.9         Counterparts; Facsimile Signature. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Executed counterparts of this Agreement or any amendment hereto may be delivered by electronic or facsimile transmission.

11.10        Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.11        Entire Agreement. This Agreement, which term as used throughout includes the Exhibits hereto, embodies the entire agreement and understanding of the parties in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to such subject matters contained herein.

11.12        Warranty of Authority. Each of the parties warrants that the persons signing on their behalf have the right and power to enter into this Agreement and to bind them to the terms of this Agreement.

11.13         Exhibits. Nothing in any Exhibit shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the applicable Exhibit identifies the exception and the specific representation to which it relates with reasonable particularity and describes the relevant facts in reasonable detail. Any fact or item disclosed on any Exhibit hereto shall not be deemed by reason only of such inclusion, to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.

11.14         Reliance. In executing and in carrying out the provisions of this Agreement, the parties are relying solely on the representations, warranties and agreements contained in this

Agreement and on any writing delivered pursuant to provisions of this Agreement or at the Closing of the transactions herein provided for and not upon any representation, warranty, agreement, promise or information, written or oral, made by any person other than as specifically set forth herein or therein.

11.15         Publicity. No party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other parties, which approval shall not be unreasonably withheld or delayed; provided, however, that any party may make the following public disclosure (without the consent of the other party): (a) if prior to Closing, such disclosure it believes in good faith is required by Applicable Law or stock market rule; or (b) if post-Closing, disclosure of such of the principal terms of the transaction contemplated by this Agreement that such party elects to make.

11.16        Waiver of Jury Trial. EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, INCLUDING TO ENFORCE OR DEFEND ANY RIGHTS HEREUNDER, AND AGREES THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

11.17         Section 1031 Exchange. Seller hereby notifies Purchaser that the Property may be sold pursuant to the 1031 like-kind exchange provision of the Internal Revenue Code. Purchaser agrees to execute at or before Closing all documents reasonably necessary or appropriate to accomplish the sale under the like-kind exchange rules as prepared by Seller’s attorney, provided that Purchaser shall not be required to execute any document that would or might (i) require Purchaser to incur any cost or expense, (ii) require Purchaser to take title to any property other than the Property, or (iii) require Purchaser to incur any liability, whether current, accrued or contingent. Seller shall be responsible for all costs of such documentation and agrees that no terms or conditions in this Agreement shall change due to the execution of the like-kind exchange documents, nor shall Closing be delayed thereby. As aforesaid, Purchaser will not be required to purchase any property, but may be required to pay the net cash consideration due hereunder into an escrow fund established for the purposes of the like-kind exchange. Seller shall defend, indemnify and save Purchaser harmless, following Closing, from any loss, expense, claims or damages in connection with Purchaser executing any such like-kind exchange documents. The provisions of this Section 11.17 shall survive the Closing.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed or have caused their duly authorized officers to execute this Agreement as of the date first written above.

GMR MESA, LLC, a Delaware limited liability company

By:	/s/ Donald McClure

Title: Chief Financial Officer

Date: November 29, 2016

[SELLER’S SIGNATURE PAGE TO FOLLOW]

Purchaser’s Signature Page – MESA Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have executed or have caused their duly authorized officers to execute this Agreement as of the date first written above.

HR ACQUISITION I CORPORATION, a Maryland corporation

By:	/s/ C. Burney Dawkins
Vice President – Acquisitions
and Dispositions

Date:	November 29, 2016

Seller’s Signature Page – MESA Purchase Agreement

EXHIBIT A

LEGAL DESCRIPTION OF THE REAL PROPERTY

That portion of the Southeast Quarter of Section 35, Township 1 North, Range 6 East of the Gila & Salt River Base & Meridian, Maricopa County, Arizona, being more particularly described as follows:

Lot 2 of the "Arizona Health & Technology Park – Unit 2" as recorded in Book 1005 of Maps, Page 18, records of Maricopa County, Arizona.

EXHIBIT B

SPECIAL WARRANTY DEED

KNOW ALL MEN BY THESE PRESENTS:

FOR THE CONSIDERATION of the sum of Ten Dollars ($10.00) and other valuable considerations, HR ACQUISITION I CORPORATION, a Maryland corporation (“Grantor”), does hereby grant, sell, and convey unto GMR MESA, LLC, a Delaware limited liability company (“Grantee”), the following real property situated in Maricopa County, Arizona:

See Exhibit A attached hereto and by this reference made a part hereof (the “Property”);

SUBJECT to current taxes, reservations in patents and those matters set forth on Exhibit B attached hereto and by this reference made a part hereof.

And Grantor hereby binds itself and its successors to warrant and defend the title, as against all acts of Grantor herein and none other, subject to the matters above set forth.

(Signatures and acknowledgements on the following page)

IN WITNESS WHEREOF, the Grantor has caused these presents to be executed this ____ day of ________________, 2016.

HR ACQUISITION I CORPORATION

By:

Name:

Title”

STATE OF TENNESSEE	)
) ss.
COUNTY OF DAVIDSON	)

The foregoing instrument was acknowledged before me this ____ day of ____________, 2016, by _______________________________________ the ______________________ of HR ACQUISITION I CORPORATION, a Maryland corporation, for and on behalf thereof.

Notary Public

My commission expires:

EXHIBIT C

BILL OF SALE

THIS BILL OF SALE is made as of December 20, 2016, by and between HR ACQUISITION I CORPORATION, a Maryland corporation (“Transferor”), and GMR MESA, LLC, a Delaware limited liability company (“Transferee”). All capitalized terms used herein, but not specifically defined herein, shall have the meanings given to such terms in that certain Purchase Agreement, dated as of November 29, 2016 (the "Agreement") by and between Transferor and Transferee.

RECITALS

A.           Transferor is the owner of that certain real property located in Maricopa County, Arizona, as more particularly described in Exhibit A attached hereto and incorporated herein by this reference (the "Land"). Transferor is also the owner of all buildings, structures and other improvements situated on the Land (collectively, the "Improvements"), and the Personal Property (as defined in the Agreement) used in connection therewith. The Land and the Improvements shall be referred to herein, collectively, as the "Facility."

B.           Pursuant to the Agreement, Transferor is required to transfer and assign to Transferee as of the Closing Date (as defined in the Agreement) all of Transferor’s right, title and interest in and to the Facility, including the Personal Property.

C.           In order to perfect the transfer and vesting of the Personal Property to and in Transferee and in order that Transferee shall be in possession of an instrument evidencing the same, as set forth more fully herein and in the Agreement, Transferor and Transferee have made and entered into this Bill of Sale.

NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

1.          Transfer of Personal Property. Effective as of the date hereof, Transferor hereby grants, assigns, transfers, conveys and delivers to Transferee, absolutely and unconditionally, and free from all encumbrances and other claims of any kind, all of Transferor’s right, title and interest in and to the Personal Property (as defined in the Agreement) as listed on Exhibit B to this Bill of Sale, which is attached hereto and incorporated herein by reference.

2.          Acceptance. Except as otherwise provided in the Agreement, Transferee hereby accepts the foregoing transfer and assignment of Personal Property.

3.          Enforcement. In the event of any action or suit by either party hereto against the other arising from or interpreting this Bill of Sale, the prevailing party in such action or suit shall, in addition to such other relief as may be granted, be entitled to recover its costs of suit and actual attorneys’ fees, whether or not the same proceeds to final judgment.

4.          Successors and Assigns. This Bill of Sale shall be binding upon and inure to the benefit of Transferor and Transferee and their respective successors and assigns.

5.          Counterparts. This Bill of Sale may be executed in multiple counterparts, all of which shall be but one and the same instrument, binding on all parties when all separately executed copies have been fully delivered.

6.          Governing Law. This Bill of Sale shall be construed and enforced according to and governed by the laws of the State in which the Land is located.

[Remainder of Page Intentionally Left Blank. Signatures on Following Page.]

IN WITNESS WHEREOF, Transferor and Transferee have executed this Bill of Sale as of the date first written above.

“Transferror”

HR ACQUISITION I CORPORATION, a Maryland corporation
By
C. Burney Dawkins
Vice President – Acquisitions
and Dispositions

“Transferee”

GMR MESA, LLC, a Delaware limited liability company

By:

Name:

Title:

Exhibit A to Bill of Sale

Land

Exhibit B to Bill of Sale

Personal Property

EXHIBIT D

ASSIGNMENT AND ASSUMPTION OF LEASE

The Parties to this Assignment are HR ACQUISITION I CORPORATION, a Maryland corporation (“Assignor”), whose mailing address is 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203, and GMR MESA, LLC, a Delaware limited liability company (“Assignee”), whose mailing address is 4800 Montgomery Lane, Suite 450, Bethesda, Maryland 20814. This Assignment shall be effective as of December 20, 2016 (the “Effective Date”). Assignor and Assignee are sometimes referred to herein as the “Parties.”

WHEREAS, Assignor is the lessor under that certain Lease Agreement, dated as of October 20, 2009 (the “Lease”), with HealthSouth Mesa Rehabilitation Hospital, LLC, a Delaware limited liability company (“Lessee”), which Lease is guaranteed by HealthSouth Corporation, a Delaware corporation (“Guarantor”), pursuant to which the Lessee leases the Premises, as described in the Lease; and

WHEREAS, Assignee desires to purchase and assume from Assignor, and Assignor desires to sell and assign to Assignee all of the rights, benefits, and privileges as “Lessor” under the Lease, as set forth in this Assignment.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein set forth:

1.          As of the Effective Date, Assignor does hereby assign, transfer, and deliver unto Assignee all of the right, benefits and privileges as “Lessor” under the Lease, subject to all terms, conditions, reservations and limitations set forth in the Lease.

2.          As of the Effective Date, Assignee accepts, on the terms and conditions herein specified, this Assignment, and assumes the obligations, liabilities and performance of all the terms and conditions of “Lessor” to be performed under the Lease from and after the Effective Date.

3.          Assignor hereby agrees to indemnify and hold harmless Assignee from and against any and all loss, cost or expense (including, without limitation, reasonable attorney’s fees) to the extent resulting by reason of the failure of Assignor to perform any of the obligations as “Lessor” under the Lease prior to the Effective Date.

4.          Assignee hereby agrees to indemnify and hold harmless Assignor from and against any and all loss, cost or expense (including, without limitation, reasonable attorney’s fees) resulting by reason of the failure of Assignee to perform any of the obligations as “Lessor” under the Lease on and after the Effective Date.

5.          No course or dealing between Assignor and Assignee and no delay on the part of any party in exercising any rights under this Assignment shall operate as a waiver of the rights of the Assignor or the Assignee. No covenant or other provision of this Assignment may be waived unless by a written instrument signed by the Parties so waiving such covenant or other provision.

6.          Whenever possible, each provision of this Assignment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Assignment shall be prohibited or invalid, the remainder of this Assignment shall continue in full force and effect. This Assignment has been made and entered into in the State of Tennessee, and the laws of the state shall govern the validity and interpretation hereof and the performance hereunder by the Parties hereto.

7.          The signatories to this Assignment represent that they have the right and power to legally bind to this Assignment the parties they represent. All of the covenants, terms and conditions set forth herein shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, legal representatives, successors and assigns.

8.          This Assignment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Executed counterparts of this Assignment or any amendment hereto may be delivered by electronic or facsimile transmission.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have executed this Assignment as of the Effective Date.

“Assignor”

HR ACQUISITION I CORPORATION, a Maryland corporation

By
C. Burney Dawkins
Vice President – Acquisitions
and Dispositions

“Assignee”

GMR MESA, LLC, a Delaware limited liability company

By:

Name:

Title:

EXHIBIT E

OWNER’S AFFIDAVIT

THIS AFFIANT, HR ACQUISITION I CORPORATION, a Maryland corporation, being duly cautioned and sworn, deposes and says that, to its actual knowledge without any independent investigation:

1.          Affiant is the record owner of the premises described on Exhibit A (the “Property”).

2.          No person is in possession or has a right to possession of the Property, other than the Lessee under the Facility Lease (as defined in the Purchase Agreement).

3.          Affiant has not granted any right of first refusal or option to purchase the Property except as may be disclosed in title commitment no. 16001611-040-MZ3, dated October 26, 2016 (the “Title Commitment”), issued by Fidelity National Title Insurance Company (the “Title Company”) or as set forth in the Facility Lease.

4.          Affiant has delivered no unrecorded mortgage or other lien affecting the Property nor has it delivered any unrecorded easement or other matter affecting title to the Property during its period of ownership of the Property, except as disclosed in the Title Commitment.

5.          There have been no repairs, additions or improvements made, ordered or contracted by the Affiant to be made on or to the Property in the last six months that remain unpaid.

 THIS AFFIDAVIT is made for the purpose of inducing Title Company to issue a title insurance policy or policies or other title evidence, and if acting as escrow or closing agent, then to disburse any funds held as escrow or closing agent. As used herein, the term “Affiant’s knowledge” means the actual knowledge of C. Burney Dawkins; provided that nothing herein shall give rise to any personal liability for C. Burney Dawkins.

- THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK -

THUS DONE AND SIGNED by Affiant this _____ day of _______________, 2016.

“Affiant:”

HR ACQUISITION I CORPORATION, a Maryland corporation

By
C. Burney Dawkins
Vice President – Acquisitions and Dispositions

STATE OF TENNESSEE	)
) ss.
COUNTY OF DAVIDSON	)

The foregoing instrument was acknowledged before me this ____ day of ____________, 2016, by C. Burney Dawkins, the Vice President – Acquisitions and Dispositions of HR ACQUISITION I CORPORATION, a Maryland corporation, for and on behalf thereof.

Notary Public

My commission expires: